[Letterhead of SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP]
                                919 THIRD AVENUE
                          NEW YORK, NEW YORK 10022-9998
                                 (212) 758-9500



                                                      November 25, 1996

RSI Retirement Trust
317 Madison Avenue
New York, New York 10017

Dear Sirs:

     RSI Retirement Trust, a New York common law trust (the "Trust"), is filing with the Securities and Exchange Commission a Rule 24f-2 Notice containing the information specified in paragraph (b) (1) of Rule 24f-2 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"). We understand that the Trust has previously filed a registration statement on Form N-1A under the Securities Act of 1933 (File No. 2-95074), adopting the declaration authorized by paragraph
(a) (1) of the Rule to the effect that an indefinite number of shares of beneficial interest of the Trust (the "Shares") was being registered by such registration statement. We also understand that the Trust has registered a definite number of shares of beneficial interest pursuant to Rule 24e-2 under the 1940 Act. The effect of the Rule 24f-2 Notice, when accompanied by this opinion and by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule, will be to make definite in number the number of Shares sold by the Trust during the fiscal year ended September 30, 1996, in reliance upon the Rule (the "Rule 24f-2 Shares").

     We have provided legal services to the Trust when requested to do so by the Trust with respect to specific matters since April, 1993. Our opinion is based entirely upon the knowledge of the affairs of the Trust that we have gained from providing such limited services, on our review of the form of the Rule 24f-2 Notice being filed by the Trust, and our review of a copy of the Trust's original certificate of authorization to do business, dated November 20, 1940, provided to us by an officer of the Trust.

     The Trust has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Trust current at the time of sale, and that the Rule 24f-2 Shares were sold for a consideration not less than the net asset value thereof as required by the 1940 Act.

               Based upon the foregoing, it is our opinion that:

               1. The Trust has been duly organized and is legally existing under the laws of the State of New York.

               2. The Trust is authorized to issue an unlimited number of Shares.

               3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Trust, and to the filing of this opinion under the securities laws of any state.

                                 Very truly yours,

                                 /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                                 Shereff, Friedman, Hoffman & Goodman, LLP